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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 2)*

                                   Yahoo! Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  984332-10-6
                  ---------------------------------------------
                                 (CUSIP Number)


------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              / / Rule 13d-1(b)

              / / Rule 13d-1(c)

             /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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------------------------                                -----------------------
 CUSIP NO.  984332-10-6              13G                 PAGE  2  OF  5  PAGES
------------------------                                -----------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JERRY YANG
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)    / /
                                                                 (b)    / /
-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
-------------------------------------------------------------------------------
      NUMBER OF        5    SOLE VOTING POWER

        SHARES              11,408,603
                      ---------------------------------------------------------
     BENEFICIALLY      6    SHARED VOTING POWER

       OWNED BY             0
                      ---------------------------------------------------------
         EACH          7    SOLE DISPOSITIVE POWER

      REPORTING             11,408,603
                      ---------------------------------------------------------
        PERSON         8    SHARED DISPOSITIVE POWER

         WITH               0
-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,408,603
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.47%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------


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------------------------                                -----------------------
 CUSIP NO.  984332-10-6              13G                 PAGE  3  OF  5  PAGES
------------------------                                -----------------------



ITEM 1(a).        NAME OF ISSUER:

                           Yahoo! Inc.
               ----------------------------------------------------------------
ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           3420 Central Expressway, Santa Clara, CA  95051
               ----------------------------------------------------------------
ITEM 2(a).        NAME OF PERSON FILING:

                           Jerry Yang
               ----------------------------------------------------------------
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Same as Item 1(b)
               ----------------------------------------------------------------
ITEM 2(c).        CITIZENSHIP:

                           See Row 4 of cover page
               ----------------------------------------------------------------
ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock
               ----------------------------------------------------------------
ITEM 2(e).        CUSIP NUMBER:

                           984332-10-6
               ----------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

         NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

     (a) Amount Beneficially Owned:

                  See Row 9 of cover page
         ----------------------------------------------------------------------
     (b) Percent of Class:

                  See Row 11 of cover page
         ----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

     (i) sole power to vote or to direct the vote  See Row 5 of cover page
                                                  -----------------------------
     (ii) shared power to vote or to direct the vote  See Row 6 of cover page
                                                    ---------------------------
     (iii) sole power to dispose or to direct the disposition of
                                                      See Row 7 of cover page
                                                    ---------------------------
     (iv) shared power to dispose or to direct the disposition of
                                                      See Row 8 of cover page
                                                    ---------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         NOT APPLICABLE.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE.

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------------------------                                -----------------------
 CUSIP NO.  984332-10-6              13G                 PAGE  4  OF  5  PAGES
------------------------                                -----------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         NOT APPLICABLE.

ITEM 10. CERTIFICATION.

         NOT APPLICABLE.


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------------------------                                -----------------------
 CUSIP NO.  984332-10-6              13G                 PAGE  5  OF  5  PAGES
------------------------                                -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement set forth in this statement is true, complete and correct.

Date:  February 10, 1999
               ----


                                                  /s/ Jerry Yang
                                                 ------------------------------
                                                  Jerry Yang